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                                                                    EXHIBIT 99.1

PSB GROUP, INC. ANNOUNCES SECOND-QUARTER EARNINGS

Madison Heights, MI. July 23, 2007 - PSB Group, Inc., (OTCBB: PSBG), the bank holding company for Peoples State Bank, a Michigan state-chartered bank with offices in Wayne, Oakland, Macomb and Genesee Counties, today announced net income for the second quarter of 2007 was $651,000, or $.21 per average outstanding share, compared to $938,000, or $.31 per average outstanding share in the second quarter of 2006. Earnings to date for 2007 totaled $1,553,000 or $.51 per average share outstanding at June 30, 2007, compared to $1,673,000 or $.55 per average share outstanding at June 30, 2006.

     Total assets as of June 30, 2007 were $508,956,000 compared to $500,795,000 on June 30, 2006. The lending portfolio totaled $417,296,000 as of June 30, 2007 compared to $380,838,000 at June 30, 2006, a 10% increase in loans. Deposits reached $453,399,000 on June 30, 2007 compared to $447,007,000 at the same time in 2006.

     Michael J. Tierney, President & CEO, indicated that "Weakness in the residential real estate development sector and in the residential mortgage business negatively impacted our results in the second quarter. Michigan banks are facing a number of credit issues due to the poor economy. We believe the strength of our credit process and the talent of the team we have in place will carry us through this difficult economic period. New Personal Deposit products recently introduced have been well received by our customers and employees. We will launch an enhanced family of Business Deposit Products during the next quarter. Several new Cash Management products will be available that will help our customers save time, save money, and gain better control of their financial needs."

     Tierney went on to say "The construction of our new Grosse Pointe Woods office is almost complete and is scheduled to open on September 17. This will be the premier banking facility serving the Grosse Pointes and St. Clair Shores."

     Mr. Tierney commented that "The bank's new management team is working hard to create value for our customers, communities and shareholders. Even though we face a difficult Michigan economy, we are still finding opportunities we can capitalize on."

     PSB Group, Inc. is a registered holding company. Its primary subsidiary, Peoples State Bank, currently serves the southeastern Michigan area with 12 full-service banking offices in Farmington Hills, Fenton, Grosse Pointe Woods, Hamtramck, Madison Heights, St. Clair Shores, Southfield, Sterling Heights, Troy and Warren. The bank has operated continuously under local ownership and management since it first opened for business in 1909.

     Universal Mortgage Corporation, a wholly-owned subsidiary of Peoples State Bank, originates residential mortgage loans in the southeastern Michigan area.

Contact: David A. Wilson
         Senior Vice President & CFO
         (248) 548-2900


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